Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 15, 2022, except as to Note 2(b), which is as of July 8, 2022, with respect to the consolidated financial statements of GigaCloud Technology Inc, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Shanghai, People’s Republic of China

August 1, 2022